Exhibit 99.1

CARNIVAL CORPORATION & PLC
PROVIDES FOURTH QUARTER 2021 BUSINESS UPDATE

MIAMI (December 20, 2021) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) provides fourth quarter 2021 business update.

•U.S. GAAP net loss of $2.6 billion and adjusted net loss of $2.0 billion for the fourth quarter of 2021.
•Fourth quarter 2021 ended with $9.4 billion of liquidity.
•For the cruise segments, revenue per passenger cruise day (“PCD”) for the fourth quarter of 2021 increased approximately 4% compared to a strong 2019. The increase was driven in part by exceptionally strong onboard and other revenue.
•As of November 30, 2021, 61% of the company’s capacity was operating with guests on board and it expects the full fleet to be back in operation in the spring of 2022.
•Cumulative advanced bookings for the second half of 2022 and first half of 2023 are at the higher end of historical ranges and at higher prices, with or without future cruise credits (“FCC”), normalized for bundled packages, as compared to 2019 sailings.
•Customer deposits increased $360 million in the fourth quarter of 2021, marking the third consecutive quarter the company has seen an increase in customer deposits.
•Through its debt management efforts, the company has refinanced over $9 billion to date, reducing its future annual interest expense by approximately $400 million per year and extending maturities, optimizing its debt maturity profile.
•Carnival Corporation's CDP score for climate change improved to a B from a C in recognition of enhanced disclosures, including the establishment of its 2030 sustainability goals and 2050 aspirations.

Carnival Corporation & plc President and Chief Executive Officer Arnold Donald noted, “Since resuming guest cruise operations, we have established effective protocols for COVID-19 and its variants and have returned 65,000 team members and 50 ships, all while delivering an exceptional guest experience to over 1.2 million guests and counting. And we have done that while honoring our commitment to strive for excellence in compliance, environmental protection and the health, safety and well-being of everyone.”

Donald added, “Our cash from operations turned positive in the month of November, and we expect consistently positive cash flow beginning in the second quarter of 2022 as additional ships resume guest cruise operations. We enter the year with $9.4 billion of liquidity, essentially the same liquidity level as last year but with significantly improved cash flow generation ahead, as ship operating cash flow and customer deposits continue to build. During 2021, we believe we have clearly maximized our return to service and strengthened our financial position to withstand potential volatility on our path to profitability.”

Fourth Quarter 2021 Results and Statistical Information

•For the cruise segments, revenue per PCD for the fourth quarter of 2021 increased approximately 4% compared to a strong 2019. The increase was driven in part by exceptionally strong onboard and other revenue.
•Occupancy in the fourth quarter of 2021 was 58%, which was better than the 54% in the third quarter of 2021.
•Available lower berth days (“ALBD”) for the fourth quarter of 2021 were 10.2 million, which represents 47% of total fleet capacity. ALBDs are expected to be 14.1 million for the first quarter of 2022, which represents 63% of total fleet capacity.

Donald noted, “We achieved 4% higher revenue per passenger day in our fourth quarter compared to a strong fourth quarter of 2019, while at the same time ramping up occupancy and capacity. In fact, Carnival Cruise Line experienced another quarter of double-digit revenue growth per passenger day compared to 2019, operating at nearly 60% of its capacity while also improving occupancy, and is now approaching 90% occupancy levels in the month of December, which is a testament to the fundamental strength in demand for our cruise product.”

The company’s monthly average cash burn rate for the fourth quarter of 2021 was $510 million, which was better than expected. The monthly average cash burn rate includes revenues earned on voyages, ongoing ship operating and administrative expenses, restart spend, working capital changes (excluding changes in customer deposits), interest expense and capital expenditures (net of export credit facilities), and excludes scheduled debt maturities as well as other cash collateral to be provided. As the company continues its gradual return to service, it expects to continue incurring incremental restart related spend, including the cost of returning ships to guest cruise operations and returning crew members to its ships as well as the incremental costs of maintaining enhanced health and safety protocols.

The gradual resumption of the company’s guest cruise operations continues to have a material impact on all aspects of its business, including the company’s liquidity, financial position and results of operations. The company expects a net loss for the first half of 2022 and a profit for the second half of 2022 on both a U.S. GAAP and adjusted basis for both periods.

Resumption of Guest Cruise Operations

Donald added, “With over 60% of our capacity now in operation and the remainder planned by spring, we are well positioned for our seasonally strong summer period.”

Since resuming its guest cruise operations in September 2020, the company has carried 1.2 million guests onboard its ships. As of November 30, 2021, eight of the company’s nine brands have resumed guest cruise operations as part of its gradual return to service, with 61% of its capacity operating with guests on board. The company continues to expect to have its full fleet back in operation as follows:

	Planned Ships in Service at the End of Each Month
	Number of Ships	% of Berth Capacity	Total Passenger Capacity (Lower Berths) (a)
2021: November	50	61%	240,460
December	57	67%	251,230
2022: January	57	66%	254,890
February	60	68%	254,890
March	66	75%	255,160
April	82	90%	255,160
May	91	98%	255,160
June	94	100%	255,160

(a) Total passenger capacity increases for newbuild deliveries through March 2022.

While the company will benefit from the disposal of 19 smaller, less efficient ships since the beginning of the pause in guest cruise operations, the company is forecasting net cruise costs (see Explanations of Non-GAAP Financial Measures) without fuel per ALBD in 2022 to be significantly higher than 2019. This is driven by a portion of our fleet being in pause status for part of the year, restart related expenses, the cost of maintaining enhanced health and safety protocols and inflation. We anticipate that most of these costs and expenses will end in 2022 and will not reoccur in fiscal 2023. In 2022, fuel consumption is forecasted to be 2.9 million metric tons. The blended spot price for fuel is currently $563 per metric ton.

The company has worked closely with health and medical experts globally and nationally, as well as with authorities in destination countries, to put in place comprehensive health and safety protocols for protection against and mitigation of COVID-19 across the entire cruise experience for all of the company's nine brands. This includes cross-industry learnings and best practices based on the proven health and safety record of industry-wide sailings, and input from top scientists and public health, epidemiological and policy experts. Protocols have been and will continue to be updated based on evolving scientific and medical knowledge related to mitigation strategies. Details about enhanced protocols, including the latest information and requirements for each of the company's brands, is available on their websites.

Update on Bookings

Donald added, “Booking volumes continue to build for the remainder of 2022 and well into 2023 and we are achieving those early bookings with strong demand and pricing.”

Cumulative advanced bookings for the second half of 2022 and first half of 2023 are at the higher end of historical ranges and at higher prices, with or without FCCs, normalized for bundled packages, as compared to 2019 sailings. Booking volumes for the same periods during fourth quarter of 2021 were higher than the third quarter of 2021. Over the last few weeks, we have experienced an initial impact on bookings related to near-term sailings as a result of the Omicron variant. (Due to the gradual resumption in guest cruise operations, the company’s current booking trends will be compared to booking trends for 2019 sailings.)

Total customer deposits increased $360 million to $3.5 billion as of November 30, 2021 from $3.1 billion as of August 31, 2021. For the third consecutive quarter, the company saw an increase in customer deposits.

Refinancing

Carnival Corporation & plc Chief Financial Officer David Bernstein noted, “We ended the fiscal year with $9.4 billion of liquidity and have addressed our short-term maturities, improving our future liquidity position. Through our debt management efforts, we have refinanced over $9 billion to date, reducing our future annual interest expense by approximately $400 million per year and extending maturities, optimizing our debt maturity profile. During 2022, we will continue to be focused on pursuing refinancing opportunities to reduce interest rates and extend maturities. We believe we have the potential to generate higher EBITDA in 2023 compared to 2019 given our additional capacity and improved cost structure. Therefore, in 2023, our focus will shift to deleveraging driven by cash from operations.”

During the fourth quarter of 2021 the company refinanced $2.6 billion, bringing the total amount refinanced to over $9 billion to date.

•Borrowed $2.3 billion under a new term loan facility and repaid $2.0 billion, effectively extending maturities to 2028 and reducing interest expense by $135 million annually.
•Issued $2.0 billion aggregate principal amount of senior unsecured notes due 2029, intended to refinance 2022 maturities.
•Extended existing loan maturities totaling approximately $650 million originally due in 2022 and 2023, to various dates in 2023 through 2026.

As of November 30, 2021, the company's outstanding debt maturities are as follows:

(in billions)	2022	2023	2024
Principal payments on outstanding debt (a)	$1.9	$2.8	$1.9

(a)Excluding the revolving credit facility. As of November 30, 2021, borrowings under the revolving credit facility were $2.8 billion, which mature in 2024.

Sustainability Update

Donald noted, “We are operating the only five large cruise ships in the world currently powered by LNG and we will shortly take delivery of our sixth. Upon returning to full cruise operations, our LNG efforts combined with other innovative efforts to drive energy efficiency are forecasted to deliver a 10% reduction in unit fuel consumption on an annualized basis compared to 2019, a significant achievement on our path to decarbonization.”

Donald added, “We have announced our net zero aspirations by 2050. We are focused on making a real impact on the environment by decreasing our unit fuel consumption today, even reducing the potential need for carbon offsets.”

The company is focused on advancing its six critical sustainability focus areas – climate action; circular economy; sustainable tourism; good health and well-being; diversity, equity and inclusion; and biodiversity and conservation. Among these priorities, the company is committed to continuing its reduction of carbon emissions and has aspirations to achieve net carbon-neutral ship operations by 2050, well ahead of current International Maritime Organization’s (“IMO”) target, while minimizing the use of carbon offsets. To achieve this aspiration, the company is partnering with key organizations to help identify and scale new technologies not yet ready for the cruise industry. The company believes its scale will support its effort to lead the industry in climate action. The company's carbon emissions reduction efforts include improvements in energy efficiency, integrating alternative fuels and investing in new technologies such as batteries and fuel cells.

The company’s specific efforts include:

•Measuring and evaluating its emissions performance to ensure ongoing improvement
◦Despite experiencing capacity growth of approximately 25% from 2011 to 2019, absolute carbon emissions peaked in 2011 through improvements in energy efficiency
◦Achieved its 2020 carbon intensity reduction goal of 25% on a per unit basis
◦Committed to delivering a 40% reduction in carbon intensity on a per unit basis by 2030, relative to its 2008 baseline

•Innovating to drive energy efficiency
◦Invested over $350 million in energy efficiency improvements since 2016
◦Energy efficiency improvements, fleet optimization and itinerary management are expected to drive a 10% improvement in fuel consumption per ALBD in the company’s first full year of guest cruise operations compared to 2019
◦Led the industry in the development of LNG ships
◦The company’s five LNG ships are the only contemporary or premium LNG cruise ships currently operating in the world, and it has six more LNG ships on order. Together, these 11 ships will represent 20% of its future capacity
◦Developed the first port with shore power capability for cruise ships, which has expanded to 21 ports and growing
◦Over 45% of the company’s fleet is equipped to connect to shore power while in port with a goal of reaching at least 60% of the fleet by 2030
◦Pioneered the use of Advanced Air Quality Systems on board its ships to aid in the reduction of sulfur emissions

•Partnering with key organizations and stakeholders on research and development to support carbon emissions reduction efforts
◦First cruise company to join the Getting to Zero Coalition
◦Partnering to evaluate and pilot maritime scale battery technology and methanol powered fuel cells on its ships
◦Working with Classification Societies and other stake holders to assess hydrogen, methanol, eLNG and biofuels as future low carbon fuel options for cruise ships
◦Planning to conduct assessments with fuel suppliers to evaluate the feasibility of introducing bio-LNG fuel products into its supply chain

For more detailed information on the company’s 2030 sustainability goals and 2050 aspirations, see the company report issued on www.carnivalsustainability.com.

Other Recent Highlights

•Carnival Corporation's CDP score for climate change improved to a B from a C in recognition of enhanced disclosures, including the establishment of its 2030 sustainability goals and 2050 aspirations. CDP is the leading global independent platform that evaluates climate change disclosure.
•Carnival Corporation named by Forbes as one of the World’s Best Employers and as one of the World’s Top Female-Friendly Companies of 2021.
•Carnival Corporation named by Inc. as one of America’s Best-Led Companies of 2021.
•Rotterdam, Holland America Line’s newest ship, departed on its maiden voyage from Amsterdam.
•Costa Cruises took delivery of its newest ship, Costa Toscana, the company’s fifth ship powered by LNG.
•Carnival Cruise Line announced that its third Excel-class ship, Carnival Jubilee, will be delivered in 2023 and based in Galveston, Texas.
•AIDA Cruises and Antenne Deutschland launched a new radio station, AIDAradio.
•Carnival Cruise Line introduced Funderstruck, a new marketing campaign highlighting the heightened joy and fun experienced together on a Carnival cruise.

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EST (3:00 p.m. GMT) today to discuss its business update. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s website at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is one of the world’s largest leisure travel companies with a portfolio of nine of the world’s leading cruise lines. With operations in North America, Australia, Europe and Asia, its portfolio features – Carnival Cruise Line, Princess Cruises, Holland America Line, P&O Cruises (Australia), Seabourn, Costa Cruises, AIDA Cruises, P&O Cruises (UK) and Cunard.
Additional information can be found on www.carnivalcorp.com, www.carnivalsustainability.com, www.carnival.com, www.princess.com, www.hollandamerica.com, www.pocruises.com.au, www.seabourn.com, www.costacruise.com, www.aida.de, www.pocruises.com and www.cunard.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Roger Frizzell	Beth Roberts
+1 305 406 7862	+1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this document are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, operations, outlooks, plans, goals, reputation, cash flows, liquidity and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate,” “outlook,” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that relate to our outlook and financial position including, but not limited to, statements regarding:

•Pricing	•Goodwill, ship and trademark fair values
•Booking levels	•Liquidity and credit ratings
•Occupancy	•Adjusted earnings per share
•Interest, tax and fuel expenses	•Return to guest cruise operations
•Currency exchange rates	•Impact of the COVID-19 coronavirus global pandemic on our financial condition and results of operations
•Estimates of ship depreciable lives and residual values

Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward looking statements. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. Additionally, many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, COVID-19. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:

•COVID-19 has had, and is expected to continue to have, a significant impact on our financial condition and operations. The current, and uncertain future, impact of COVID-19, including its effect on the ability or desire of people to travel (including on cruises), is expected to continue to impact our results, operations, outlooks, plans, goals, reputation, litigation, cash flows, liquidity, and stock price.
•World events impacting the ability or desire of people to travel have and may continue to lead to a decline in demand for cruises.
•Incidents concerning our ships, guests or the cruise vacation industry have in the past and may, in the future, impact the satisfaction of our guests and crew and lead to reputational damage.
•Changes in and non-compliance with laws and regulations under which we operate, such as those relating to health, environment, safety and security, data privacy and protection, anti-corruption, economic sanctions, trade protection and tax have in the past and may, in the future, lead to litigation, enforcement actions, fines, penalties and reputational damage.
•Factors associated with climate change, including evolving and increasing regulations, increasing global concern about climate change and the shift in climate conscious consumerism and stakeholder scrutiny, and increases to the frequency and/or severity of adverse weather conditions could adversely affect our business.
•Inability to meet or achieve our sustainability related goals, aspirations, initiatives, and our public statements and disclosures regarding them, may expose us to risks that may adversely impact our business.
•Breaches in data security and lapses in data privacy as well as disruptions and other damages to our principal offices, information technology operations and system networks and failure to keep pace with developments in technology may adversely impact our business operations, the satisfaction of our guests and crew and may lead to reputational damage.
•The loss of key employees, our inability to recruit or retain qualified shoreside and shipboard employees and increased labor costs could have an adverse effect on our business and results of operations.
•Increases in fuel prices, changes in the types of fuel consumed and availability of fuel supply may adversely impact our scheduled itineraries and costs.
•We rely on supply chain vendors who are integral to the operations of our businesses. These vendors and service providers are also affected by COVID-19 and may be unable to deliver on their commitments which could impact our business.
•Fluctuations in foreign currency exchange rates may adversely impact our financial results.
•Overcapacity and competition in the cruise and land-based vacation industry may lead to a decline in our cruise sales, pricing and destination options.
•Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments may adversely impact our business operations and the satisfaction of our guests.

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this document, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

Forward-looking and other statements in this document may also address our sustainability progress, plans, and goals (including climate change- and environmental-related matters), and the inclusion of such statements is not an indication that these contents are necessarily material to investors or required to be disclosed in the Company’s filings with the Securities and Exchange Commission. In addition, historical, current, and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2021	2020	2021	2020
Revenues
Passenger ticket	$674	$4	$1,000	$3,684
Onboard and other	613	30	908	1,910
	1,287	34	1,908	5,595
Operating Costs and Expenses
Commissions, transportation and other	153	41	269	1,139
Onboard and other	178	12	272	605
Payroll and related	475	217	1,309	1,780
Fuel	282	104	680	823
Food	107	9	187	413
Ship and other impairments	67	138	591	1,967
Other operating	560	169	1,346	1,518
	1,823	688	4,655	8,245
Selling and administrative	580	444	1,885	1,878
Depreciation and amortization	552	543	2,233	2,241
Goodwill impairments	226	—	226	2,096
	3,180	1,676	8,997	14,460
Operating Income (Loss)	(1,893)	(1,642)	(7,089)	(8,865)
Nonoperating Income (Expense)
Interest income	2	3	12	18
Interest expense, net of capitalized interest	(348)	(348)	(1,601)	(895)
Gains (losses) on debt extinguishment, net	(298)	(239)	(670)	(459)
Other income (expense), net	(87)	(12)	(173)	(52)
	(731)	(595)	(2,433)	(1,388)
Income (Loss) Before Income Taxes	(2,624)	(2,237)	(9,522)	(10,253)
Income Tax Benefit (Expense), Net	4	15	21	17
Net Income (Loss)	$(2,620)	$(2,222)	$(9,501)	$(10,236)

Earnings Per Share
Basic	$(2.31)	$(2.41)	$(8.46)	$(13.20)
Diluted	$(2.31)	$(2.41)	$(8.46)	$(13.20)
Weighted-Average Shares Outstanding - Basic	1,135	922	1,123	775
Weighted-Average Shares Outstanding - Diluted	1,135	922	1,123	775

CARNIVAL CORPORATION & PLC
OTHER INFORMATION

	November 30,
BALANCE SHEET INFORMATION (in millions)	2021	2020
Cash, cash equivalents and short-term investments	$9,139	$9,513
Debt (current and long-term)	$33,226	$26,957
Customer deposits (current and long-term)	$3,508	$2,241

	Three Months Ended November 30,		Twelve Months Ended November 30,
STATISTICAL INFORMATION	2021	2020	2021	2020
PCDs (in thousands) (b)	5,960	(a)	8,179	(a)
ALBDs (in thousands) (c)	10,198	(a)	14,603	(a)
Occupancy percentage (d)	58.4%	(a)	56.0%	(a)
Passengers carried (in thousands)	851	(a)	1,223	(a)
Fuel consumption in metric tons (in thousands)	484	277	1,336	1,915
Fuel cost per metric ton consumed	$590	$377	$515	$430

Notes to Statistical Information

(a)As a result of the pause in guest cruise operations in 2020, data for these metrics was not meaningful and was not included in the table.

(b)PCD represents the number of cruise passengers on a voyage multiplied by the number of revenue-producing ship operating days for that voyage.

(c)ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(d)In accordance with cruise industry practice, occupancy is calculated using a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

	Three Months Ended November 30,		Twelve Months Ended November 30,
(in millions)	2021	2020	2021	2020
Net income (loss)
U.S. GAAP net income (loss)	$(2,620)	$(2,222)	$(9,501)	$(10,236)
(Gains) losses on ship sales and impairments	292	115	802	3,934
(Gains) losses on debt extinguishment, net	298	239	670	459
Restructuring expenses	7	5	13	47
Other	69	—	86	3
Adjusted net income (loss)	$(1,955)	$(1,862)	$(7,931)	$(5,793)

Explanations of Non-GAAP Financial Measures

Non-GAAP Financial Measures

Net cruise cost reflects total cruise operating costs and expenses less: commissions, transportation and other; onboard and other; depreciation and amortization; and goodwill impairments.

We use adjusted net income (loss) as a non-GAAP financial measure of our cruise segments’ and the company’s financial performance. This non-GAAP financial measure is provided along with U.S. GAAP net income (loss).

We believe that gains and losses on ship sales, impairment charges, gains and losses on debt extinguishments, restructuring costs and other gains and losses are not part of our core operating business and are not an indication of our future earnings performance. Therefore, we believe it is more meaningful for these items to be excluded from our net income (loss), and accordingly, we present adjusted net income (loss) excluding these items.

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as a substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.